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                                                                   EXHIBIT 3(ii)

             THIS IS A FAIR AND ACCURATE ENGLISH TRANSLATION OF THE
              ORIGINAL BY-LAWS OF TRIPLE-S MANAGEMENT CORPORATION
                              WHICH ARE IN SPANISH

                         TRIPLE-S MANAGEMENT CORPORATION

                                     BY-LAWS

                                    CHAPTER 1

1-1 The Incorporators of "Triple-S Management Corporation" adopt the following By-Laws to regulate the Corporation's procedures and to govern the administration of its business.

1-2 The Bylaws approved here shall be submitted to the stockholders, who can adopt, amend or repeal them.


                  CHAPTER 2. - BOARD OF DIRECTORS AND OFFICERS

         The Board of Directors is made up of nineteen members.

                         CHAPTER 3. - CAPITAL IN STOCKS

3-1 The Corporation can issue up to twelve thousand five hundred (12,500) common stocks with a par value of FORTY DOLLARS ($40).

3-2 The Corporation will use a circular seal measuring 1- 7/8 in diameter with the name Triple-S Management Corporation around its circumference.

                           CHAPTER 4. - ON THE STOCKS

         The Incorporators declare and agree, and so establish in these Bylaws, that the following provisions are established with the purpose of creating, defining, limiting and managing the stockholder's rights and privileges:

4-1      SALE OF STOCKS

         A. No person may own more than 21 voting stocks, nor 5% or more of the Corporation's voting stocks issued and in circulation.

         B. Stock sales will be limited exclusively to physicians and dentists. With the understanding that organizations such as hospitals, laboratories, and the College of Dental Surgeons of Puerto Rico, who acquired Triple-S,
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                  Inc. stocks originally, can continue with all rights as
                  stockholders of Triple-S Management Corporation. In the same manner, members of the Board of Directors who represent the community can hold stocks as long as they remain on the Board.

         C. Board of Director's members who represent the community, as long as they remain on the Board, will receive a Corporate stock, free of charge, with the single purpose of qualifying them for the Director of the Corporation title. Said community representatives shall return the qualifying stock when they leave their duties as Directors of the Corporation.

4-2 The Corporation will enjoy preferred rights of acquisition in the eventuality of a sale, donation or other transfer or cession of the Corporate stock. Any stockholder who wishes to sell, donate, or in any other way transfer or cede his Corporate stock must first put the offer in writing to the Corporation, who will proceed to purchase said stocks from the stockholder for the same price he paid for them. However, in the event that said stocks were donated or inherited through a will or in any other way to a person who is 1) a descendant of the stockholder and 2) a physician or a dentist, then said person has the right to hold up to a maximum 21 stocks.

4-3      STOCKHOLDER LISTING

         The Corporation's Secretary shall keep, or ensure the keeping of, a complete and exact alphabetical register of all stockholders which includes address and the number of votes each one holds, in the offices of the Corporation. Said register shall be within easy reach and available for photocopy during office working hours, and open for the inspection of any stockholder, particularly, 10 days before a Stockholder's Assembly, and during the time any stockholder's assembly is being held.

         The Corporation's register will be the only acceptable evidence to determine the stockholders who have the right to inspect the Corporation's Stockholders Register, Corporate books, and to vote in person or by proxy during any meeting or stockholder's assembly.

                             CHAPTER 5. - ASSEMBLIES

5-1 The Triple-S Management Corporation stockholder's Ordinary Annual Assembly will be held in the Corporation's main office or in any other place in Puerto Rico which, from time to time, the Board of Directors determines, in the place designated in the Notice, at 9:00 AM, on the last Sunday in April of each year. The Assembly will be held to cover vacancies in the Board of Directors, receive and consider reports from functionaries regarding their business, and resolve
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         matters properly submitted for their consideration. With the exception that the Articles of Incorporation or Bylaws can not be amended unless the stockholders have been previously notified that among the matters to be considered is the purpose to amend said Articles of Incorporation and Bylaws.

5-2      EXTRAORDINARY ASSEMBLIES

         The President of the Board of Directors, a majority of the Board of Directors, or stockholders who hold 25% of the registered voting stock can call special stockholder's meetings to be held at the place and time established by the notice, and for the purposes expressed therein. The meetings (special stockholder's assemblies) should be set no less than 20 days or more than 60 days beforehand. The special meetings must be notified in the same manner as done for ordinary assemblies.

5-3      NOTICE OF MEETINGS

         Written or printed notice of every annual meeting of the stockholders, stating the time and place and the business proposed to be transacted, shall be given to each stockholder entitled to vote thereat, by delivering the same personally, or by mailing such notice to him, at his address as it appears upon the records of the Corporation during a period of no less than 20 and no more than 60 days prior to the meeting. Along with this notice, all stockholders will receive copies of the Corporation's and its subsidiary's consolidated financial statements. The notice shall designate the place and the date the meeting will be held, and will announce the matter or matters to be considered during the Assembly.

5-4      NOTICE-SUBSTITUTE

         If the directors and functionaries of the Corporation should refrain from calling and celebrating, at its designated time, an Ordinary Annual Assembly, five stockholders can call for and celebrate said Assembly as required in the Bylaws. In case a necessary functionary did not attend said Assembly, one of the stockholders present may be elected to substitute, provisionally, said functionary. Decisions made by said Assembly will be fully valid, as if made by said Ordinary Annual Assembly, and will be registered in the Corporate books.

5-5      QUORUM

         Notice to attend ordinary and special meetings will be received by all stockholders whose names appear in the Corporate register 20 days prior to the meeting date. At all meetings of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority in number of votes shall be necessary to constitute a quorum for the transaction of business; and it is provided that if at the appointed time there is no quorum, the assembly will wait 1/2 hour, after which 1/3 part of the voting stocks in circulation will constitute quorum in
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         that meeting. If quorum is not reached, a new Assembly shall be set 30 days hence, where 1/3 part of the voting stocks in circulation will constitute quorum in that meeting. If quorum per regulation is not reached, as many new Assemblies as necessary may be called, with the same 1/3 part requirement.

                           CHAPTER 6. - VOTING RIGHTS

6-1 Each stockholder shall, at every Assembly, be entitled to one (1) vote per share of capital stock registered in his name in the Corporate books. The vote can be in person or, if absent, by proxy or by certified mail. No vote sent by mail or by proxy will be valid unless issued with the stockholder's signature and received before beginning the work in the Assembly it is destined for. No proxy will be valid after the expiration date it indicates.

6-2      ACCUMULATED VOTE- PROHIBITION

         Accumulated votes as discussed in the Puerto Rico General Corporate Law or any other law, regulation or provision are expressly prohibited.

6-3 Any agent designated by a registered stockholder must be a participating stockholder, physician or dentist.

                              CHAPTER 7.-ELECTIONS

7-1      BOARD OF DIRECTORS- ELECTIONS

         A. The election of Members of the Board of Directors will take place by ballot during the duly notified stockholders Annual Ordinary Assembly. The members elected each year will be those necessary to complete the 19 Directors.

                  The directors will be elected by a majority of votes of the voting stock issued and in circulation with rights to vote for directors and represented in person or by proxy in the Assembly.

         B. The Board of Directors is divided into three groups, plus the President of the Corporation. The first is made up of 5 directors, the second group is composed of 6 directors, and the third group is made up of 7 directors. The groups will be placed at intervals, therefore, the term of the first directors in the first group will end in the Stockholder's Annual Assembly in the year 2005; the term of the first directors of the second group will end in the Stockholder's Annual Assembly in the year 2006 and the term of the first directors of the third group will end in the Stockholder's Annual Assembly in the year 2007.
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         C.       The term each group member, subsequently elected at the
                  Stockholder's Annual Assemblies, will occupy at his elected post will be 3 years. Every director will continue with his duties until his successor is duly elected and in possession of his post. No Director, excepting the Corporation's President, while fulfilling said hierarchic duties, may be elected for more than 3 terms or serve as such for more than 9 years. The President of the Corporation post, which is also a member of the Board of Directors, is excluded from the before mentioned groups.

         D. In order to achieve uniformity in the composition of the number of directors composing each group as stated in this provision, in April 2001 a director will be elected for one year's term only, from April 2001 to April 2002. With the sole purpose of following the group intervals, the requirement of 3 terms or 9 years can be obviated in order for a person to serve this single one-year term. In the case of the first members of the Corporate Board of Directors, the time computation will take into account the period in which the director fulfilled his duties as such in Triple-S, Inc. until the fusion with Triple-S Health.

7-2      DIRECTOR'S REQUIREMENTS

         In order to be a Director in the Corporation, every person must at least meet the following requirements:

         A. Never have declared fraudulent bankruptcy, voluntary or involuntary, nor granted a fraudulent general cession in benefit of creditors.

         B.       Should never have been convicted of a moral deprivation crime.

         C. Should not be a director or functionary of a bank, a savings and loans association, an institution engaged in the business of receiving deposits and lending money in Puerto Rico or any entity or corporation in which any of the institutions referred to have a direct or indirect substantial economic interest or the relationship of owner, subsidiary or affiliate or any entity or corporation which owns, directly or indirectly, substantial economic interest in any of the said institutions, except that the person can fulfill his duties as director or functionary of a financial holding company or a depository institution with whom an insurance company affiliated to the Corporation has a relationship, directly or indirectly, as owner, subsidiary or affiliate.

         D. In the case of directors who are physicians or dentists, they should be active participants in the Subsidiary Triple-S, Inc., and have been so for at least 2 years prior to their nomination as directors in the Corporation.

                             CHAPTER 8. - DIRECTORS
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8-1      BOARD OF DIRECTORS - POWERS

         The Board of Directors will be composed of nineteen (19) members elected by the Assembly, or by the Board of Directors in case of vacancies, and will exercise the Corporation's powers and the management of its business in accordance with the General Corporations Law, the Articles of Incorporation and the By-Laws of the Corporation, as well as the guidelines issued by the shareholders of the Corporation. The power of the Directors to manage the Corporation's affairs may only be exercised when they act strictly as a Board, duly constituted, as a committee of the Board or by express delegation from the Board. In order to function as a Director, it is required that you are a shareholder of the Corporation. The decisions taken by a majority of the Directors present after quorum is constituted in the meeting of the Board duly constituted will be received as actions of the Board of Directors and will be complied with in the same manner as if they were taken by all of the directors of the Board. Of the nineteen (19) members of the Board of Directors, ten (10) must be representatives of the community and/or subscriptors and not medical doctors or dentists. The Board must celebrate at least one annual ordinary meeting before the Annual Shareholders' Assembly and the ordinary and extraordinary meetings the Board determines to be necessary. The Board will meet the last Wednesday of the month, unless special circumstances force the President to change the day, and the Secretary will notify the Directors in writing the date of said meetings. The President of the Board of Directors may convene extraordinary meetings of the Bard to be held at the place, date and time established in the notice to the meeting and for the purposes expressed therein. In addition, the President will have the obligation to convene the Board of Directors when requested by five (5) members of the Board of Directors, ten (10) days after such request is made. Quorum will constitute a majority of the total number of directors.

8-2      VACANCIES IN THE BOARD - PROCEDURE TO FILL THE VACANCIES

         The vacancies of the Board which take place because of resignation, death, disability which impedes the execution of their functions, or destitution of any director before the expiration of the term for which they were elected, will be filled by the vote of the majority of the Directors present in a Board meeting, convened for these purposes, after the quorum is constituted. The person elected to fill the vacancy will serve the rest of the term of the person who is being substituted and may be reelected for two (2) additional successive terms.

8-3      ACTS OF THE BOARD OF DIRECTORS - REFERENDUM

         Except for a provision stating the contrary in the Articles of Incorporation or the General Corporations Law, any action or agreement required or permitted to be taken in any meeting of the Board of Directors or any of its committees, may be executed without the need of a meeting if all of the members of the Board of
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         Directors or the Committee, as the case may be, approve of it in writing and said written approval or approvals are submitted and incorporated in the minutes of the meetings of the Board of Directors or the Committee.

8-4      OFFICIALS

         The officials will be a President, a Vice President, a Treasurer, a Sub Treasurer, and Secretary and a Sub Secretary. The Board of Directors will elect these officials, which will meet the requirements, will have the powers and duties and will serve during the terms established herein.

8-5      THE PRESIDENT

         The President of the Board of Directors will preside over the shareholders' assemblies, the meeting of the Board of Directors and will assume all of the duties and faculties conferred by the Board of Directors. Among his/her functions are the following:

         A. Represent the Corporation in the name of the Board of Directors in those official acts which he/she will have to attend and in the relationship with the shareholders of the Corporation and the governmental authorities as a function of his/her duties.

         B. Preside over the Executive Committee of the Board of Directors.

         C. Name the Presidents of the Committees of the Board of Directors, except the President of the Finance Committee, which because of his duties, will be presided by the Treasurer of the Board of Directors.

         D.       Name the members to the Committees of the Board of Directors.

         E. Will be a member of all the committees of the Board of Directors.

         F. Will be a member of the Board of Directors of the subsidiary corporations to this Corporation.

         G. Recommend to the Board of Directors for their consideration, the creation of committees which are not expressly recognized by the By-Laws and Regulations, according to the needs of the Corporation.

         H. Inform to the Board of Directors about his/her official affairs in virtue of his/her duties.

         I. Assume all other duties and faculties that from time to time are conferred by the Board of Directors.
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         J.       The President may convene any extraordinary meetings of the
                  Board of Directors that he/she may deem necessary.

8-6      THE VICE PRESIDENT

         In the absence of the President, or if the President is unable to act as such, the Vice President will assume the duties and faculties of the President.

8-7      THE SECRETARY

         The Secretary will take an oath to loyally carry out the duties of his office and will make sure that the minute books of the Corporation are duly maintained and will note or cause to be noted the actions of the Board of Directors and the Shareholders Assemblies and the voting therein. He/she will issue the necessary certificates and will be responsible for the corporate seal. He/she will be responsible for making sure that the alphabetical registry of all of the shareholders and the Articles of Incorporation, the By-Laws and the certified Regulations are safely kept at the principal offices of the Corporation. In addition, he/she will certify the official acts of the Board of Directors.

8-8      THE SUB SECRETARY

         The Sub Secretary will assume, in the absence or if the Secretary is unable to perform his/her duties, all of the duties and faculties conferred upon the Secretary.

8-9      THE TREASURER

         The Treasurer will make sure that the securities and the money of the Corporation is duly received and guarded, and that the disbursements are only made according to duly approved and certified resolutions of the Board of Directors. He/she will make sure that the investment policies of the Corporation observe the security, liquidity and yield criteria, in that order. He/she will preside over the Finance Committee of the Board. In addition, the Treasurer will make sure that the accounting books and registers are located in the principal offices of the Corporation. The Corporation's accounting will follow general accepted accounting principles.

8-10     THE SUB TREASURER

         The Sub Treasurer will assume, in the absence or if the Secretary is unable to perform his/her duties, all of the duties and faculties conferred upon the Treasurer.

8-11     COMMITTEES - NAMING OF ITS MEMBERS

         The President of the Board of Directors will name a President and the members of the following permanent committees:
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         A.       Executive Committee

         The following members of the Board of Directors will be members of this
         Committee:

                  1.       President of the Board of Directors

                  2.       Vice President

                  3.       Secretary

                  4.       Treasurer

                  In addition, the President of the Board of Directors will name three (3) members of the Board of Directors to this Committee. All of its members will have the right to a voice and a vote. The decisions of the Committee will be by a majority of the members present at each meeting.

                  This Committee will meet not less that once every three months and/or by a petition from the President, on the day and time determined by the President.

                  The duties of the Committee will be:

                  1. Review, evaluate and pass judgment over every plan, project or proposal which proposes any change or affects the policies and rules established for the Corporation and that are in force and effect at a determined time.

                  2. Review and approve the budget for the Corporation's operational expenses, including any proposed changed to the already approved and effective budget.

                  3. Review and approve the salaries, compensation plans, including bonuses and other incentives, of the officials and principal employees of the Corporation.

                  4. Review and approve, subject to the ratification of the Board of Directors, any significant contract, loan or other financial transaction or other transaction of importance to the Corporation.

                  5. Those functions and powers that are not established herein will be exercised by the Board of Directors as a whole, provided, however, that the Board of Directors may, through a resolution duly adopted, delegate said power to the Executive Committee in order to take action over a determined issue in a determined moment of time.
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                  6.       Not withstanding item (5) above, the faculties of
                           destitution or election of officials, amending the Certificate of Incorporation, approving mergers or consolidations, make recommendations to the shareholders regarding the sale, lease or exchange of all or a substantial part of the property or assets of the Corporation, approve resolutions that recommend the liquidation or the revocation of the same, amending the by-laws or authorize the issuance of capital stock, or create additional subsidiaries, cannot be delegated ever to the Executive Committee.

                  7. All of the decisions taken by the Executive Committee will be presented to the Board of Directors as a whole in order to be ratified, modified or rejected, in the next Board meeting.

         B.       Finance Committee

                  The Treasurer of the Board of Directors will head this Committee. The President of the Board of Directors will name at least four (4) members of the Board of Directors to this Committee, who will meet no less that once every two months. The decisions taken by this Committee will be by a majority of the members present at each meeting.

                  The duties of this Committee will be:

                  1. Inspect all of the financial activities of the Corporation.

                  2. Guide the Board of Directors in all that is related to the finances of the Corporation.

                  3. Study all recommended changes to the economic structure of the Corporation.

                  4.       Evaluate financial procedures of the Corporation.

         C.       Auditing Committee

                  The President of the Board of Directors will name the President of this Committee and at least four (4) additional members of the Board of Directors, none of which can be the President of the Finance Committee, and who will meet no less than once every three months, and as many times as necessary. The decisions of this Committee will be by a majority of the members present at each meeting.

                  The duties of this Committee will be:
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                  1.       Review and make sure that all of the internal
                           controls of the Corporation are being complied with.

                  2. Review the activities performed by the Internal Auditing Office of the Corporation.

                  3. Select, for the final determination of the Board of Directors, the external auditing firm of the Corporation.

                  4. Review the results of the audits performed by the regulatory agencies.

                  5. Review the results of the consolidated operations of the Corporation.

                  6. Review and judge the annual report prepared by the external auditors.

         D.       Resolutions and Regulations Committee

                  The President of the Board of Directors will name the President of this Committee and at least four (4) additional members of the Board of Directors, who will meet at least once a year, and as many times as necessary. The decisions of this Committee will be by a majority of the members present at each meeting.

                  The duties of this Committee will be:

                  1. Review the Articles and By-Laws of the Corporation and propose and prepare those resolutions to amend the Articles and By-Laws or any other resolution related with other institutional issue.

                  2. Evaluate and judge all resolutions that are presented by the shareholders at the shareholders assemblies.

                  3. Follow the status of all resolutions approved by the shareholders at the Shareholders Assemblies.

         E.       Nominations Committee

                  The President of the Board of Directors will name the President of this Committee and at least four (4) additional members of the Board of Directors, who will meet at least once a year, and as many times as necessary. The decisions of this Committee will be by a majority of the members present at each meeting.
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                  The duties of this Committee will be:

                  1. Recommend to the Board of Directors any ideal candidate that can fill any vacancy on the Board of Directors.

                  2. Establish and periodically review the qualities that any candidate to be named to the Board of Directors should have.

                  3. Recommend to the Board of Directors ideal candidates to occupy the positions of President of the Corporation and the Director of the Internal Auditing Office, when said positions are vacant.

         F.       General for all Committees

                  All committees will keep minutes of their meetings. A copy of these minutes and all of the recommendations will be sent to all of the members of the Board of Directors through the President of the Board of Directors. The President of each committee may organize extraordinary meetings, according to the each particular circumstance. The President of the Board of Directors may, from time to time, solicit the advice of any of the committees of the Board, as needed.

                  The President of the Corporation will be a member of every Committee.

                  The President of each Committee will notify in writing with no less than five (5) days before the ordinary meetings.

         G. The Board of Directors or its President may crate any other Committee which they deem necessary for the proper operation of the Corporation's business.

8-12     DISBURSEMENTS

         The Corporation will not make any disbursement of $25 or more without evidencing such disbursement with a voucher correctly describing the reason for the payment and backed by a endorsed check or receipt signed by the person receiving the payment, or in the name of the same person if the payment is for services or as a refund. The voucher must describe the services performed and detail the expenses by classification.

8-13     INTERESTS OF THE DIRECTORS

         None of the members of the Board of Directors will accept, nor will benefit from any fee, broker's fee or commission, donation or other emolument in relation to any investment, loan, deposit, purchase, sale, exchange, service or other similar transaction of the Corporation; nor will it have any financial interest in said
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         transactions en any capacity, except in representation and for the benefit of the Corporation and under the previous authority of the Board of Directors.

         However, travel and representation expenses or expenses incurred as a result of the attendance to the Board of Directors or Committee meetings may be paid to the Directors; as well as for those professional services performed as a medical doctor or dentist to the insurers of Triple-S, Inc., or any other health subsidiary in its capacity as a participating provider of the health insurance plan or plans.

         No ex-director may be part of the Administration of the Corporation or its Subsidiaries nor perform any type of professional services in its capacity as a private citizen or as part of any business, until after three (3) years after the end of his/her term as a member of the Board of Directors.

8-14 CAUSES FOR REMOVAL OF DIRECTORS AND EXECUTIVE OFFICERS NAMED TO THE BOARD OF DIRECTORS

         The following will be considered just cause for the removal of officers:

         1. Act with gross negligence in the performance of his/her duties.

         2.       Receive or give a bribe.

         3. Convicted of a felony or grave misdemeanor which involves depravation by a competent court.

         4.       Act immorally or improperly.

         5. Have personal interests incompatible with the interests of the Corporation.

         6. Embezzle or fraudulently or negligently use or dispose of funds of the Corporation.

         7.       Improperly use his/her position for personal benefit.

         8. To be absent without any justification for three (3)) consecutive ordinary meetings of the Board properly notified or be absent from six (6) ordinary meetings during the period of one year with or without justification.

         9. Provide confidential or sensitive information of the Corporation without the proper authorization or when it damages the interests of the business.

         10. Lose the Board's confidence when a minimum of three fourths of the total number of directors which comprise the Board concur in voting for the removal of a director.
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         11.      Violate in a consistent manner the Articles of Incorporation or the By-Laws and Regulations of the Corporation, as well as the General Corporations Law of Puerto Rico and/or the agreements approved in the Shareholders Assembly or by the Board of Directors.

                             CHAPTER 9. - AMENDMENTS

9-1      AMENDMENTS

         Amendment may be made to the By-Laws when the following requirements are complied with and when the proposed amendment has been previously submitted to the Board of Directors and has been included in the proxy statement for the Assembly.

         A. Through a resolution approved by the majority of those shares of the Corporation issued and in circulation with the right to vote which are present at a meeting validly constituted, provided, however, that Articles 4-1, item "A:, 6-2 and 7-1, item "B" only may only be amended by the affirmative vote of three fourths (3/4) of the shares of the Corporation issued and in circulation with the right to vote which are present at a meeting validly constituted.

         B. The approved amendments will be certified by the President and the Secretary, in triplicate, with the seal of the Corporation.

         C. The amendments to the By-Laws approved by the shareholders at a meeting or by referendum will be distributed to the shareholders.

                          CHAPTER 10. - ADMINISTRATION

10-1     NAMING OF THE PRESIDENT OF THE CORPORATION AND HIS/HER FACULTIES

         The Board of Directors will name a President to the Corporation who will be in charge of the general administration, superintendence, and management of the business of the Corporation, subject to the orders and regulations of the Board of Directors, who will fix his salary. The President of the Corporation will assume all other duties and responsibilities that are imposed upon him/her at the Shareholders Assemblies or by the Board of Directors.

10-2     ADMINISTRATION

         The Board will have the faculty to name any other officers that they deem convenient and necessary.

10-3     BONDS
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         The President of the Corporation, as well as any officer or employee that collects, received, manages or is responsible for or guard funds or securities of the Corporation, will have to give a fidelity bond in the amount set forth by the Board of Directors.

10-4     BUDGET FOR EXPENSES

         The President of the Corporation will prepare each calendar year the budget for the administrative expenses of the Corporation, which will be submitted to the Board of Directors on or before November 15 for their consideration. The Board of Directors will approve the budget on or before December 31, and it will become effective the 1st of January of the next calendar year. In the event that the budget is not approved by the stated date, the corporate operations will continue based on the budget for the previous year until the Board approved a new budget for the administrative expenses of the Corporation. The budget will be available for inspection by the Shareholders at the principal offices of the Corporation, after January 15 of the corresponding year.

By-Laws effective on April 14, 1998
Revised:  December 7, 1998, April 25, 1999, April 30, 2000, April 29, 2001.